UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549





                          FORM 12b-25                  SEC FILE NUMBER
                                                          000-52918

                   NOTIFICATION OF LATE FILING          CUSIP NUMBER




(Check one):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K
              [X] Form 10-Q    [ ] Form 10-D    [ ] Form N-SAR
              [ ] Form N-CSR

      For Period Ended: MARCH 31, 2008
                       _______________________________________________

      []  Transition Report on Form 10-K

      []  Transition Report on Form 20-F

      []  Transition Report on Form 11-K

      []  Transition Report on Form 10-Q

      []  Transition Report on Form N-SAR

      For the Transition Period Ended:________________________________


Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

CHINA RENEWABLE ENERGY HOLDINGS, INC.
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Full Name of Registrant


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Former Name if Applicable

SUITE 802, BEAUTIFUL GROUP TOWER, 74-77 CONNAUGHT ROAD CENTRAL
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Address of Principal Executive Office (Street and Number)

HONG KONG
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a)     The reason described in reasonable detail in Part
            III of this form could not be eliminated without unreasonable effort or expense;
    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K,
            Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D,or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-
F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

Registrant needs additional time to extract financial information from its overseas operations.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 ALLEN HUIE                           852                2384-6665
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  (Name)                           (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                   Yes [X]       No [ ]


(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   Yes [ ]       No [X]

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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             CHINA RENEWABLE ENERGY HOLDINGS, INC.
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          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: MAY 15, 2008                 By:  /s/ ALLEN HUIE
                                      ---------------------------------
                                      ALLEN HUIE,
                                      CHIEF EXECUTIVE OFFICER
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